CODE OF ETHICS

                        WELLS FAMILY OF REAL ESTATE FUNDS
                          WELLS ASSET MANAGEMENT, INC.
                        WELLS INVESTMENT SECURITIES, INC.
                    (Amended and Approved by Board 12/16/04)

A.       Introduction

          Rule 17j-1 under the Investment Company Act of 1940 (the "Act") requires registered investment companies and their investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. Wells Family of Real Estate Funds (the "Trust") is registered as an open-end management investment company under the Act. Wells Asset Management, Inc. and Wells Investment Securities, Inc. (collectively, "Wells") are the investment adviser and principal underwriter, respectively, of the Trust. Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of Wells and the Trust.

          This Code of Ethics is based on the principle that the officers, directors, trustees and employees of Wells and the Trust have a fiduciary duty to place the interests of the Trust before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the "Code") and to do so in a manner which does not interfere with the portfolio transactions of the Trust, or otherwise take unfair advantage of their relationship to the Trust. Persons covered by this Code must adhere to this general principal as well as comply with the specific provisions of this Code and applicable federal securities laws. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual's fiduciary duties to the Trust.

B.       Definitions

          1. "Access person" means (i) any employee, director, principal, trustee or officer of the Trust or Wells, (ii) any employee of any company in a control relationship to the Trust or Wells who, in ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trust or whose principal function or duties relate to the making of any recommendation to the Trust regarding the purchase or sale of securities and (iii) any natural person in a control relationship to the Trust or Wells, who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security. A natural person in a control relationship or an employee of a company in a control relationship does not become an "access person" simply by virtue of the following:

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          normally  assisting  in the  preparation  of public  reports,  but not receiving information about current recommendations or trading; a single instance of obtaining knowledge of current recommendations or trading activity; or, infrequently and inadvertently obtaining such knowledge. The Compliance Officer(s) for the Trust and Wells are responsible for determining who are access persons.

          2. A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

          3. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. (See Appendix A for a more complete description).

          4. "Compliance Officer" shall mean Jill W. Maggiore or her designee.

          5. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

          6. "Disinterested trustee" means a trustee who is not an "interested person" within the meaning of Section 2(a)(19) of the Act.

          7. "Equivalent security" means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a security convertible into another security.

          8. "Immediate family" of an individual means any of the following persons who reside in the same household as the individual:

         child                      grandparent                  son-in-law
         stepchild                  spouse                       daughter-in-law
         grandchild                 sibling                      brother-in-law
         parent                     mother-in-law                sister-in-law
         step-parent                father-in-law

          Immediate  family  includes  adoptive   relationships  and  any  other
          relationship (whether or not recognized by law) which the Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.
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          9.   "Investment   personnel"   means  those   employees  who  provide
          information and advice to an investment manager or who help execute the investment manager's decisions.

          10. "Investment manager" means any employee entrusted with the direct responsibility and authority to make investment decisions affecting the Trust.

          11. "Purchase or sale of a security" includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

          12. "Security" shall have the meaning set forth in Section 2(a) (36) of the Act, except that it shall not include shares of registered open-end investment companies, other than the Trust, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by Wells and the Board of Trustees of the Trust.

          Security does not include future contracts or options on futures contracts (provided these instruments are not used to indirectly acquire any interest which would be prohibited under this Code).

          13. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

          14. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

C.       Pre-Clearance Requirements

          All access persons shall clear in advance through the Compliance Officer any purchase or sale, direct or indirect, of any Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest. The applicable Compliance Officer shall retain written records of such clearance requests.
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          The  applicable  Compliance  Officer will not grant  clearance for any purchase or sale if the Security is currently being considered for purchase of sale or being purchased or sold by the Trust. If the Security proposed to be purchased or sold by the access person is an option, clearance will not be granted if the Securities subject to the option are being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above.

          The applicable Compliance Officer may refuse to preclear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

          Clearance is effective,  unless earlier revoked,  until the earlier of
          (1) the close of business of the fifth trading day, beginning on and including the day on which such clearance was granted, or (2) the access person learns that the information provided to the Compliance Officer in such access person's request for clearance is not accurate. If an access person places an order for a transaction within the five trading days but such order is not executed within the five trading days (e.g., a limit order), clearance need not be reobtained unless the person who placed the original order amends such order in any way. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the access person has knowledge that a security to which the clearance relates is being considered for purchase or sale.

D.       Exempted Transactions

          The pre-clearance requirements in Section C of this Code shall not apply to:

          1. Purchases or sales which are non-volitional on the part of either the access person or the Trust.

          2. Purchases which are part of an automatic dividend reinvestment plan.

          3. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          4. Purchases or sales by a disinterested trustee or a member of his or her immediate family.

          5. Purchases or sales of securities which are not included in the S&P REIT Index.

E.       Prohibited Actions and Transactions

          Notwithstanding a grant of clearance under Section C hereof, the following actions and transactions are prohibited and will result in sanctions including but mot limited to the sanctions expressly provided for in this Section.

          1. Access persons shall not execute a securities transaction on a day during which the Trust has a pending buy or sell order in that same security or an equivalent security until that order is executed or withdrawn. An access person shall disgorge any profits realized on trades within such period. This prohibition does not apply to disinterested trustees and their immediate families.

          2. An investment manager shall not buy or sell a security within seven calendar days before or after the Trust trades in that security or an equivalent security unless the Trust's entire position in that

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          security  or  equivalent   securities  has  been  sold  prior  to  the
          investment manager's transaction and the investment manager is also selling the security. An investment manager shall disgorge any profits realized on trades within such period.

          3. Investment personnel and investment managers shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Upon review by the applicable Compliance Officer of such short-term trading by investment personnel and investment managers, that Compliance Officer may, in his or her sole discretion, allow exceptions when he or she has determined that an exception would be equitable and that no abuse is involved. Investment personnel and investment managers profiting from a transaction for which the applicable Compliance Officer has not granted an exception shall disgorge any profits realized on such transaction.

          4. Investment personnel and investment managers shall not accept from any person or entity that does or purposes to do business with or on behalf of the Trust a gift or other thing or more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by investment personnel and investment managers is also prohibited. For purposes of this subparagraph, "de minimis" means $100 or less if received in the normal course of business.

          5. Investment personnel and investment managers shall not serve on the board of directors of publicly traded companies, absent prior authorization from the applicable Compliance Officer provided, however, that any directorships held by such investment personnel or investment managers as of the date of the adoption of this Code of Ethics shall be deemed to be authorized. The applicable Compliance Officer will grant authorization only if it is determined that the board service would be consistent with the interests of the Trust. In the event board service is authorized, such individuals serving as directors shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.

          6. Investment personnel and investment managers shall not acquire a security in a Limited Offering or an Initial Public Offering, absent prior authorization from the applicable Compliance Officer. The applicable Compliance Officer will not grant clearance for the acquisition of a security in a Limited Offering or Initial Public Offering if it is determined that the investment opportunity should be reserved for the Trust or that the opportunity to acquire the security is being offered to the individual requesting clearance by virtue of such individual's position with Wells or the Trust (as applicable). An individual who has been granted clearance to acquire securities in a Limited Offering or an Initial Public Offering shall disclose such investment when participating in a subsequent consideration by the Trust of an investment in the issuer. A subsequent decision by the Trust to purchase such a security shall be subject to independent review by investment personnel with no personal interest in the issuer.
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          7.  Investment  personnel and  investment  managers shall not purchase during the underwriting of the security any security which, due to its public demand in relation to the amount offered, is likely to increase in value.

          8. Investment personnel and investment managers shall not engage in short sales or margin trades of securities.

          9. An access person shall not execute a securities  transaction  while
          in  possession  of  material  non-public   information  regarding  the
          security or its issuer.

          10. An access person shall not execute a securities transaction which is intended to raise, lower, or maintain the price of any security or to create false appearance of active trading (anti-market manipulation).

          11. An access person shall not execute a securities transaction involving the purchase or sale of a security at a time when such access person intends, or knows of another's intention, to purchase or sell that security (or an equivalent security) on behalf of the Trust. This prohibition would apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction as the transaction of the Trust.

          12. An access person shall not cause or attempt to cause the Trust to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such access person or his or her immediate family. If an access person or his or her immediate family stands to materially benefit from an investment decision for the Trust that the access person is recommending or in which the access person is participating, the access person shall disclose to the persons with authority to make investment decisions for the Trust, any beneficial ownership interest that the access person or his or her immediate family has in such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the access person or his or her immediate family or appearance of impropriety.

F.       Reporting

          1. Each access person will receive a copy of this Code and any amendments thereto. Within 10 days of receiving this Code or any amendments thereto, each access person, other than a disinterested trustee, shall sign and return to the Compliance Officer a certification acknowledging that he or she; has received, read and reviewed the Code and will fully comply with its requirements; understands the policies and procedures in the Code and the penalties for non-compliance; and has promptly and fully disclosed any violations of the Code.

          2. Each access person, except a disinterested trustee, shall arrange for the applicable Compliance Officer to receive directly from the broker-dealer effecting a transaction in any security in which such access person has, or by reason of such transaction acquires, any

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          direct or indirect beneficial ownership interest,  duplicate copies of each confirmation for each securities transaction and periodic account statements for each brokerage account in which such access person has any beneficial ownership interest, unless such information is provided pursuant to paragraph 3 of this Section.

          3. In the event an access person, other than a disinterred trustee, does mot arrange for the provision of information by broker-dealers as required in the preceding paragraph 2, the access person shall report to the applicable Compliance Officer no later than 10 days after the end of each calendar quarter the information described below with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such access person does not have any direct or indirect influence:

               a. The date of the transaction and the name of the security;

               b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and

               c. The name of the broker, dealer or bank with or through whom the transaction was effected.

               Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

          4. Each access person, except a disinterested trustee, shall upon commencement of employment and annually thereafter verify in writing that all transactions in any security in which such access person has or by reason of such transaction has acquired, any direct or indirect beneficial ownership in the security have been reported to the applicable Compliance Officer. If an access person had no transactions during the year, such access person shall so advise the applicable Compliance Officer.

          5. A disinterested trustee need only report a transaction in a security if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

          6. Each access person except a disinterested trustee shall upon commencement of employment, and annually thereafter, disclose to the Compliance Officer in writing his or her current personal securities holdings. The holdings' report shall contain information current as of a date no more than 30 days before the report is submitted.

          7. Wells or the Trust may, in its discretion, require an access person to disclose in connection with a report, recommendation or decision of such access person to purchase or sell a security any direct or indirect beneficial ownership by such person of such security.

          8. An access person is required to promptly report any violations of this Code to the applicable Compliance Officer.

G.       Confidentiality of Transactions and Information

          1. Every access person shall treat as confidential information the fact that a security is being considered for purchase or sale by the Trust, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of the Trust and shall not disclose any such confidential information without prior consent from the applicable Compliance Officer. Notwithstanding the foregoing, the holdings of the Trust shall not be considered confidential after such holdings by the Trust have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

          2. Access persons shall not disclose any such confidential information to any person except those employees and officers who need such information to carry out the duties of their position with Wells or the Trust (as applicable).

H.       Recordkeeping

          The Trust and Wells will maintain records in the manner and to the extent set forth below. Such records will be made available for examination by representatives of the Securities and Exchange Commission.

          1. A copy of this Code and any other code of ethics adopted by the Trust and Wells that is, or at any time within the last five years has been, in effect (maintained in an easily accessible place.

          2. A record of any violation of this Code and of any action taken or sanction imposed as a result of any such violation (maintained in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred).

          3. A copy of each report submitted under this Code, including any information provided in lieu of any such reports made under the Code (maintained for a period of at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place).

          4. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and those persons who are or were responsible for reviewing the reports (maintained in an easily accessible place).
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          5. A copy of all written  acknowledgements  as required by paragraph 1 of Section F of this Code and each annual report required by paragraph 6 of Section F of this Code (maintained for at least five years from the end of the fiscal year in which such annual report is made, the first two years in an easily accessible place).

          6. A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an Initial Public Offering or a Limited Offering (maintained for at least five years after the end of the fiscal year in which the approval is granted).

I.       Sanctions

          Upon discovering a violation of this Code, Wells or the Board of Trustees of the Trust (as applicable) may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust.

J.       Certification of Compliance

          Each access person, except a disinterested trustee, shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto.

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                        Appendix A to the Code of Ethics
                             "Beneficial Ownership"

For purposes of this Code, "beneficial ownership' is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership applies to all securities which an access person has or acquires. Wells and the Trust will interpret beneficial ownership in a broad sense.

The existence of beneficial ownership is clear in certain situations, such as: securities held in street name by brokers for an access person's account, bearer securities held by an access person, securities held by custodians, pledged securities, and securities held by relatives or others for an access person. An access person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual's immediate family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

An access person is deemed to have beneficial ownership of securities owned by a trust of which the access person is the settler, trustee or beneficiary, securities owned by an estate of which the access person is the executor or administrator, legatee or beneficiary, and securities owned by a partnership of which the access person is a partner.

An access person must comply with the provisions of this Code with respect to all securities in which such access person has a beneficial ownership interest. If an access person is in doubt as to whether she or he has a beneficial ownership interest in a security, the access person should report the ownership interest to the applicable Compliance Officer. An access person may disclaim beneficial ownership as to any security on required reports.

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